--------------------------------------------------------------------------------
                                  PRESS RELEASE


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    David J. Russo

Phone:      (412) 928-3417

FAX:        (412) 928-7891

Email:      investors@LBFosterCo.com

FOR IMMEDIATE RELEASE


                        L.B. FOSTER REPORTS FIRST QUARTER

                                OPERATING RESULTS


PITTSBURGH, PA, April 23, 2009 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that net sales increased 4.6% to $97.7 million compared to $93.4 million in the prior year quarter. Gross profit margin was 14.0%, down 270 basis points from the prior year quarter primarily as a result of a $1.6 million ($0.10 per diluted share) warranty charge taken related to certain concrete ties that failed in track as well as decreased billing margins and increased manufacturing variances.

2009 First Quarter Results
In the first quarter of 2009, L.B. Foster had net income of $3.0 million or $0.29 per diluted share compared to net income of $6.3 million or $0.57 per diluted share in the first quarter of 2008. The prior year results included a pretax gain related to additional proceeds from the October 2007 sale of the Company's investment in the DM&E Railroad of $2.0 million, as well as a $1.5 million pretax gain on the sale and lease-back of our threaded products facility in Houston, Texas. Excluding these gains, earnings per diluted share were $0.36 in the first quarter of 2008.

Selling and administrative expenses decreased $0.3 million or 3.6% from last year's quarter due primarily to lower travel and entertainment expense as well as decreased outside services, partially offset by higher salaries. First quarter interest expense was $0.3 million, a 40.9% decrease from the prior year quarter due principally to decreased borrowings and, to a lesser extent, lower interest rates. The Company's income tax rate was 36.6% in the first quarter compared to 36.1% in the prior year quarter.

"While we are pleased with our sales in this difficult business environment, we are disappointed in our net income due to several factors; most notably the $1.6 million warranty charge. The ties in question were produced in 2004 before we installed our new manufacturing equipment and we believe that the problem is isolated to a specific line that is no longer in use at a specific facility. We live and breathe certain key values at L.B. Foster, such as integrity and safety, but none are more core to this Company than quality. We are investigating the root cause, which we believe relates to older manufacturing equipment that was decommissioned when we retrofitted our facilities with new equipment in 2005 - 2006," stated Stan Hasselbusch, President and Chief Executive Officer. Mr. Hasselbusch also commented, "Our Rail segment experienced mixed results as New Rail and Allegheny Rail Products led the way, but could not overcome declines in Relay Rail, Transit Products and CXT Ties. Our Construction segment net sales were down 9.8% due to a reduction in Piling sales, which was partially offset by sales increases in Precast Buildings and Fabricated Products. Bookings for the quarter were $97.2 million compared to $132.8 million last year, a 26.8% decline. Backlog was $130.9 million, down 24.6% from last year, which indicates continued short-term weakness."

Mr. Hasselbusch added, "On the positive side, we are beginning to see areas of opportunity generated from the recent stimulus legislation in our Transit, Piling and Precast Buildings businesses. Some of that work has already started to bid and we expect to begin to benefit from it in the second half of this year. I would also like to announce that L.B. Foster purchased 86,141 shares of its stock in the first quarter for approximately $1.9 million pursuant to the 2008 share repurchase program authorized by our Board. Our 2008 and 2009 L.B. Foster share purchases now total 951,673 shares totaling $28.3 million of the $40.0 million authorized."

Cash used by operations was approximately $12.1 million for the first quarter of 2009 due primarily to an increase in working capital caused by a significant reduction in accounts payable. Capital expenditures were $0.6 million compared to $2.1 million in the prior year. "We continue to anticipate that in 2009, we will generate positive cash flow in excess of our capital expenditures, debt service and share repurchases. As we navigate through 2009, we expect to continue to be challenged by a difficult business environment and will continue to implement certain measures to control costs, focus on ways to maximize free cash flow, improve our operational processes and continue to look for opportunities to leverage our strong balance sheet, all with the goal of maintaining sales and minimizing profit erosion," noted Mr. Hasselbusch as he concluded, "We continue to have strong liquidity and access to credit and we continue to look for value through synergistic and accretive acquisitions."

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2009 operating results and general market activity and business conditions on Thursday, April 23, 2009 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, additional concrete tie defects and the availability of existing and new piling and rail products. There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company's sale of its investment in the DM&E. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                               Three Months Ended
                                                     March 31,
                                               --------------------
                                                 2009        2008
                                               --------------------
                                                  (Unaudited)

NET SALES                                      $97,744     $93,441

COSTS AND EXPENSES:
Cost of goods sold                              84,062      77,820
Selling and administrative
  expenses                                       9,027       9,366
Interest expense                                   328         555
Gain on sale of DM&E investment                      -      (2,022)
Gain on sale of Houston, TX property                 -      (1,486)
Interest income                                   (295)       (815)
Other (income) expense                            (143)        151
                                               --------    --------
                                                92,979      83,569
                                               --------    --------

INCOME BEFORE INCOME TAXES                       4,765       9,872

INCOME TAX EXPENSE                               1,746       3,566
                                               --------    --------

NET INCOME                                      $3,019      $6,306
                                               ========    ========

BASIC EARNINGS PER COMMON SHARE                  $0.30       $0.57
                                               ========    ========

DILUTED EARNINGS PER COMMON SHARE                $0.29       $0.57
                                               ========    ========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                             10,203      10,977
                                               ========    ========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                           10,339      11,141
                                               ========    ========

                      L.B. Foster Company and Subsidiaries
                           Consolidated Balance Sheet
                                 (In thousands)

                                                      March 31,     December 31,
                                                        2009            2008
                                                     ----------      ----------
ASSETS                                              (Unaudited)

CURRENT ASSETS:
   Cash and cash items                                 $98,965        $115,074
   Accounts and notes receivable:
      Trade                                             58,347          63,271
      Other                                                363           1,042
   Inventories                                          98,058         102,916
   Current deferred tax assets                           2,925           2,931
   Other current assets                                  1,974           1,221
                                                     ----------      ----------
               Total Current Assets                    260,632         286,455
                                                     ----------      ----------

OTHER ASSETS:
   Property, plant & equipment-net                      38,439          39,989
   Goodwill                                                350             350
   Other intangibles - net                                  34              37
   Deferred tax assets                                   2,032           2,026
   Investments                                           2,524           2,856
   Other non-current assets                                460             407
                                                     ----------      ----------
               Total Other Assets                       43,839          45,665
                                                     ----------      ----------

                                                      $304,471        $332,120
                                                     ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities on long-term debt                 $5,780          $5,777
   Accounts payable-trade and other                     40,715          62,612
   Accrued payroll and employee benefits                 3,633           8,000
   Other accrued liabilities                             7,042           7,802
                                                     ----------      ----------
               Total Current Liabilities                57,170          84,191
                                                     ----------      ----------

LONG-TERM DEBT, TERM LOAN                               12,619          13,333
                                                     ----------      ----------
OTHER LONG-TERM DEBT                                     7,577           8,401
                                                     ----------      ----------
DEFERRED TAX LIABILITIES                                 1,926           2,046
                                                     ----------      ----------
OTHER LONG-TERM LIABILITIES                              6,541           6,587
                                                     ----------      ----------

STOCKHOLDERS' EQUITY:
   Class A Common stock                                    111             111
   Paid-in capital                                      47,708          47,585
   Retained earnings                                   200,079         197,060
   Treasury stock                                      (28,345)        (26,482)
   Accumulated other comprehensive loss                   (915)           (712)
                                                     ----------      ----------
               Total Stockholders' Equity              218,638         217,562
                                                     ----------      ----------

                                                      $304,471        $332,120
                                                     ==========      ==========